UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2022

ONTO INNOVATION INC.
(Exact name of registrant as specified in its charter)
Delaware	001-39110	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16 Jonspin Road, Wilmington, Massachusetts 01887
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 253-6200

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value per share	ONTO	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of a Named Executive Officer

Steven R. Roth, Senior Vice President and Chief Financial Officer of Onto Innovation Inc. (the “Company”), has retired from his position effective May 17, 2022.  Mr. Roth, age 62, has served as Senior Vice President and Chief Financial Officer over his 26 years of dedicated service to the Company.  Mr. Roth will remain with the Company on an advisory basis through the end of the year to support his successor with historical perspective, as needed.

(c) Appointment of Chief Financial Officer

The Board of Directors of the Company has appointed Mark Slicer as the Company’s Chief Financial Officer effective on May 17, 2022 (the “Effective Date”). Mr. Slicer will perform the functions of principal financial officer and principal accounting officer of the Company. Mr. Slicer’s appointment is the culmination of the previously announced search by the Company for a new chief financial officer. As previously disclosed, on July 14, 2021, Mr. Roth notified the Company of his intent to retire as the Chief Financial Officer of the Company.

Mr. Slicer, age 51, has nearly 29 years of experience as a financial executive and has managed cross functional teams around the world. Mr. Slicer has served for the last fourteen years in senior financial management roles, at Boston Scientific Corporation, a global medical technology manufacturer (“Boston Scientific”).  While at Boston Scientific, Mr. Slicer most recently served as Senior Vice President and Global Operations Controller from September 2019 to May 2022, as Senior Vice President and Corporate Controller from February 2014 to September 2019, and other executive roles in finance and internal audit of increasing responsibility at Boston Scientific from February 2008 to February 2014. Preceding Mr. Slicer’s tenure at Boston Scientific, he served in various finance and audit roles at GE and PricewaterhouseCoopers.  Mr. Slicer earned a Bachelor of Science in Accounting from Providence College and is licensed as a Certified Public Accountant in the Commonwealth of Massachusetts.

The selection of Mr. Slicer to perform the functions of principal financial officer and principal accounting officer and Chief Financial Officer was not pursuant to any arrangement or understanding between Mr. Slicer and any other person. There are no family relationships between Mr. Slicer and any director or executive officer of the Company, and there are no transactions between Mr. Slicer and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Mr. Slicer accepted the Company’s offer of employment, effective as of the Effective Date, which provides that Mr. Slicer will be eligible to receive: (a) an annualized base salary of $450,000; (b) a cash bonus target incentive of 70% of his base salary to be pro-rated for 2021 under the Company’s Tier I Incentive Compensation Plan; (c) an annual equity grant in 2023 with a grant date value of approximately $750,000 with 50% of the grant in the form of time-based restricted stock units and 50% of the grant in the form of market-based performance stock units under the Company’s Tier I Incentive Compensation Plan; (d) a one-time equity grant of time-based restricted stock units with a value of $1,000,000 at the time of grant (vesting ratably over a three year period on the anniversary date of the grant); and (e) a one-time cash signing bonus of $150,000.  He is also eligible to participate under the Company’s other benefits plans.

Item 7.01. Regulation FD Disclosure

A copy of the press release announcing Mr. Slicer’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing made pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Offer Letter to Mark Slicer, dated April 1, 2022, by and between Mark Slicer and Onto Innovation Inc.
99.1	News Release issued by Onto Innovation on May 17, 2022
104	The cover page from the Company’s Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Onto Innovation Inc.

Date: May 17, 2022	By: /s/ Yoon Ah E. Oh
Yoon Ah E. Oh VP, General Counsel & Secretary